Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen Investor Relations Tel: 213-486-6546 Email: investor_relations@mflex.com

MFLEX REPORTS CONTINUED STRONG FINANCIAL RESULTS FOR THIRD

QUARTER FISCAL 2009

Net sales increase 4% year-over-year

Yield and labor efficiency gains continue to drive gross margin improvement

Cash and cash equivalents balance increases to $127 million, or $5.00 per diluted share

Anaheim, CA, August 6, 2009 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for the third quarter ended June 30, 2009. Net sales in the third quarter of fiscal 2009 were $174.5 million, an increase of 4.1 percent from net sales of $167.6 million in the same period of the prior year. The increase in net sales was primarily due to higher sales of flex assemblies for smartphones and other portable consumer electronic devices that are experiencing strong demand in the marketplace.

Net income for the third quarter of fiscal 2009 was $11.7 million, or $0.46 per diluted share, compared to net income of $8.8 million, or $0.34 per diluted share, for the same period in fiscal 2008. Net income in the third quarter of fiscal 2009 was positively impacted by a one-time net tax credit of $2.4 million, representing $0.09 per diluted share.

“We executed well in the third quarter, ramping production volumes for major product launches while keeping our gross margin within our guidance range,” said Reza Meshgin, Chief Executive Officer of MFLEX. “Our sales mix continues to be primarily comprised of flex assemblies for smartphones and portable consumer electronic devices that are experiencing strong end-user demand. We believe our ability to deliver flex assemblies for complex devices faster and better than our competitors continues to prove extremely valuable to our major customers, as product cycles shorten and time-to-market becomes more critical. Our unique ability to ramp production quickly has allowed us to win new programs for the most popular devices and actively participate in the growth of the smartphone market.”

Page  |  1

Financial Highlights

Gross margin during the third quarter of fiscal 2009 was 14.3 percent, compared to 13.8 percent for the same period in the prior year. The year-over-year increase in gross margin is primarily due to improved yields and labor productivity partially offset by the higher material content of current programs. Sequentially, gross margin improved from 14.2 percent in the second quarter of fiscal 2009 due to improved labor productivity partially offset by the higher material content of current programs.

Cash flow from operating activities for the third quarter of fiscal 2009 was $22.2 million.

At June 30, 2009, the Company had cash, cash equivalents and short-term investments of $127.3 million, an increase of $20.6 million compared to the balance at March 31, 2009.

Outlook

For the fourth quarter of fiscal 2009, the Company expects net sales to range between $190 and $205 million, and gross margin to range between 13.5% and 15.5% percent based on the projected product mix and ramp of new programs.

Commenting on the Company’s business outlook, Mr. Meshgin said, “We expect the sales mix by customer in the fourth quarter to be relatively consistent with our third fiscal quarter. The expectation of a sequential quarter increase in net sales reflects the impact of anticipated higher unit volumes as our larger customers increase production ahead of the holiday season.

“We continue to be optimistic about our prospects for long-term growth. We believe we have good organic growth opportunities within our existing customer base. As some of our lower volume customers expand and update their portfolio of smartphone models, we believe we are well positioned to work with them as their needs for higher volume programs increase in the future. Also, with more OEMs entering the smartphone market, we believe the opportunities to expand our customer base are increasing. We continue to move forward as scheduled with our new manufacturing facility, MFC3, which we believe will provide the capacity and advanced technological capabilities necessary to accommodate a larger customer base in the future,” said Mr. Meshgin.

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the third quarter of fiscal 2009. The dial-in number for the call in North America is 1-877-941-1468 and 1-480-629-9675 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

Page  |  2

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4120532.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, medical devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; cash balances, cash flow and uses of cash; tax rates; operating expenses; capital expenditures; inventory levels; profitability; gross margins, including factors that could affect gross margins; yields; labor productivity and operating efficiencies; growth and diversification of the Company’s customer base; the Company’s relationship and opportunities with, and expected demand and orders from, its customers (including the effect of the economy and seasonality on demand); demand for smartphones and other consumer electronic devices; product lifecycles; the Company’s competitive advantages and market opportunities; expected benefits from the acquisition of Pelikon; the utilization of flex and flex assemblies; current and upcoming programs, product mix and the material content and ramping thereof; the Company’s manufacturing capabilities, capacity and ability to ramp/expand production of flex and flex assemblies and capacity; and plans regarding expansion of the Company’s manufacturing facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,”

Page  |  3

“believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy on the demand for mobile electronic devices, the Company’s success with new and current customers and those customers’ success in the marketplace, the Company’s ability to develop and deliver new technologies, the Company’s ability to diversify its customer base, the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the Company’s ability to manage quality assurance issues, the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Page  |  4

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Net sales	$174,532	$167,623	$565,259	$515,710
Cost of sales	149,537	144,450	482,524	432,824

Gross profit	24,995	23,173	82,735	82,886

Operating expenses
Research and development	1,479	638	3,890	1,719
Sales and marketing	5,176	5,056	16,581	14,201
General and administrative	6,053	7,622	19,371	22,151
Impairment and restructuring costs	—	—	127

Total operating expenses	12,707	13,316	39,969	38,071

Operating income	12,288	9,857	42,766	44,815
Other income, net
Interest income	114	437	751	1,284
Interest expense	(282)	(33)	(498)	(103)
Other (expense) income, net	(155)	48	(1,467)	(1,733)

Income before income taxes	11,965	10,309	41,552	44,263
Provision for income taxes	(290)	(1,480)	(7,040)	(11,423)

Net income	$11,676	$8,829	$34,512	$32,840

Net income per share
Basic	$0.47	$0.35	$1.38	$1.33
Diluted	$0.46	$0.34	$1.36	$1.29
Shares used in computing net income per share
Basic	24,926,606	24,907,085	25,002,300	24,773,436
Diluted	25,391,536	25,624,415	25,369,850	25,362,032

Page  |  5

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2009	September 30, 2008
Cash and cash equivalents	$127,065	$62,090
Short term investments	209	—
Accounts receivable, net	117,644	162,419
Inventories	31,970	59,774
Other current assets	14,418	13,000

Total current assets	291,306	297,283
Property, plant and equipment	145,308	160,217
Other assets and long-term investments	40,167	30,110

Total assets	$476,781	$487,610

Accounts payable	$90,488	$128,642
Other current liabilities	24,384	34,741
Notes payable	10,704	—
Other long term liabilities	10,083	13,909
Stockholders’ equity	341,122	310,318

Total liabilities and stockholders’ equity	$476,781	$487,610

Page  |  6

Multi-Fineline Electronix, Inc.

Statement of Cash Flows

(in thousands, except per share and share data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Cash flows from operating activities
Net Income	$11,675	$8,829	$34,512	$32,840

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,421	7,313	30,351	21,248
Provision for doubtful accounts	397	(493)	230	559
Deferred taxes	306	(32)	115	(32)
Stock based compensation expense	776	1,005	2,660	2,515
Tax benefit on option exercises	(57)	(39)	(68)	(64)
Asset impairments	—	—	1,378	450
( Gain) loss on disposal of equipment	(78)	290	(192)	451
Changes in operating assets and liabilities	(1,217)	653	16,233	4,234

Net cash provided by operating activities	22,223	17,526	85,219	62,201

Cash flows from investing activities
Sale (Purchase) of long term investments	50	821	50	(5,479)
Purchases of property plant and equipment (1)	(2,988)	(18,110)	(13,847)	(30,338)
Proceeds from sale of equipment	249	7	784	198
(Increase) in restricted cash, net	3	(5)	148	14
Cash paid for acquisition	—	—	(872)	—

Net cash used in investing activities	(2,686)	(17,287)	(13,737)	(35,605)

Cash Flows from financing activities
Tax benefit on option exercises	57	39	68	64
Proceeds from exercise of stock options	930	775	1,801	2,002
Repurchase of common stock	—	—	(8,410)	—

Net cash provided by (used in) financing activities	987	814	(6,541)	2,066
Effect of exchange rate on cash	4	(482)	(25)	(29)

Net change in cash	20,528	571	64,916	28,633
Cash and cash equivalents at beginning of period	106,478	56,017	62,090	27,955

Cash and cash equivalents at end of period	$127,006	$56,588	$127,006	$56,588

(1)	Excludes $4,151 of capital expenditures accrued but not paid as of June 30, 2009.

Page  |  7